As filed with the Securities and Exchange Commission on November 9, 2007

Registration Statement No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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WORLD ENERGY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	04-3474959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

446 Main Street
Worcester, Massachusetts 01608
(508) 459-8100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
________________________

Richard Domaleski
Chief Executive Officer
446 Main Street
Worcester, Massachusetts 01608
(508) 459-8100
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)
________________________

Copies to:

Jeffrey A. Stein, Esq. John H. Chory, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	John Vettese Cassels Brock & Blackwell LLP Scotia Plaza, Suite 2100 40 King St. W. Toronto, Ontario M5H 3C2 (416) 869-5300
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Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ 333-_______.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ 333-__________.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, $0.0001 par value per share	$6,906,660	$212.03

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)  Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 9, 2007

PROSPECTUS

WORLD ENERGY SOLUTIONS, INC..

5,375,000 SHARES OF COMMON STOCK

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This prospectus relates to resales by the selling stockholders identified herein of shares of common stock previously issued by World Energy to EG Partners, LLC, formerly known as EnergyGateway, LLC.  The shares being sold pursuant to this prospectus are the shares issued to EG Partners, LLC in connection with our acquisition of substantially all of the assets of that company.

We will not receive any proceeds from the sale of the shares.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the Toronto Stock Exchange under the symbol “XWE”.   On November 5, 2007, the closing sale price of the common stock on the Toronto Stock Exchange was C$1.20 per share, or approximately $1.28 in U.S. dollars.  References to “dollars” or “$” in this prospectus are to U.S. dollars unless otherwise noted. You are urged to obtain current market quotations for the common stock.

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Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 2.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

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The date of this prospectus is ___________ __, 2007.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference. This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the risks of investing in shares of our common stock that we describe under “Risk Factors” and our consolidated  financial statements appearing in our annual and periodic reports incorporated herein by reference, before deciding to invest in shares of our common stock. Unless the context requires otherwise, references to “World Energy,” “the company,” “we,” “our” and “us” refer to World Energy Solutions, Inc. and our predecessor, Oceanside Energy, Inc.

World Energy Solutions, Inc.

World Energy is a brokerage company that has developed an online auction platform, the World Energy Exchange, through which retail energy consumers (commercial, industrial and government), and wholesale energy players (utilities and retail suppliers) in the United States are able to purchase electricity and other energy resources from competing energy suppliers. Although the Company’s primary source of revenue is from brokering electricity and natural gas, we adapted our World Energy Exchange auction platform to accommodate the brokering of green power in 2003 (i.e., electricity generated by renewable resources), wholesale electricity in 2004, certain other energy-related products in 2005 and most recently green credits.  Green credit transactions involve the trading of instruments developed in conjunction with the United States and/or international mandates and voluntary efforts to mitigate global warming.  On June 1, 2007, the company acquired substantially all of the assets of EG Partners, LLC, formerly known as EnergyGateway, LLC, an online broker of natural gas and electricity for commercial and industrial consumers in the United States.

Our registered and principal office is located at 446 Main Street, Worcester, Massachusetts, 01608, United States of America, and our telephone number is (508) 459-8100. Our website is located at www.worldenergy.com. Information on our website is not part of this prospectus.

The Offering

Common Stock Offered by Selling Stockholders	5,375,000 shares
Use of Proceeds	World Energy will not receive any proceeds from the sale of shares in this offering.
Toronto Stock Exchange symbol	XWE
Risk Factors	An investment in our common stock involves significant risk. See “Risk Factors” on page 2.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information included or incorporated by reference in this prospectus before deciding to invest in shares of our common stock. If any of the following risks or uncertainties actually occurs, our business, prospects,  financial condition and operating results would likely suffer, possibly materially. In that event, the market price of our common stock could decline and you could lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business

We have limited operating experience and a history of operating losses, and we may be subject to risks inherent in early stage companies, which may make it difficult  for you to evaluate our business and prospects.

We have a limited operating history upon which you can evaluate our business and prospects. We began assisting in energy transactions in 2001 and introduced our current auction model in April of that same year. Further, we have a history of losses and, at June 30, 2007, we had an accumulated deficit of approximately $5.8 million. We cannot provide any assurance that we will be profitable in any given period or at all. You must consider our business, financial history and prospects in light of the risks and difficulties we face as an early stage company with a limited operating history. In particular, our management may have less experience in implementing our business plan and strategy compared to our competitors, including our strategy to increase our market share and build our brand name. In addition, we may face challenges in planning and forecasting accurately as a result of our limited historical data and inexperience in implementing and evaluating our business strategies. Our inability to successfully address these risks, difficulties and challenges as a result of our inexperience and limited operating history may have a negative impact on our ability to implement our strategic initiatives, which may have a material adverse effect on our business, prospects, financial condition and results of operations.

Our business is heavily influenced by how much regulated utility prices for energy are above or below competitive market prices for energy and, accordingly, any changes in regulated prices or cyclicality or volatility in competitive market prices heavily impacts our business.

When energy prices increase in competitive markets above the price levels of the regulated utilities, energy consumers are less likely to lock-in to higher fixed price contracts in the competitive markets and so they are less likely to use our auction platform. Accordingly, reductions in regulated energy prices can severely negatively impact our business. Any such reductions in regulated energy prices over a large geographic area or over a long period of time would have a material adverse effect on our business, prospects, financial condition and results of operations. Similarly, cyclicality or volatility in competitive market prices that have the effect of driving those prices above the regulated utility prices will make our auction platform less useful to energy consumers and will negatively impact our business.

 The online brokerage of electricity and other energy-related products is a relatively new and emerging market and it is uncertain whether our auction model will gain widespread acceptance.

The emergence of competition in the electricity market and other energy-related products is a relatively recent development, and industry participants have not yet achieved consensus on how to most efficiently take advantage of the competitive environment. We believe that as the online energy brokerage industry matures, it is likely to become dominated by a relatively small number of competitors that can offer access to the largest number of competitive suppliers and consumers. Brokerage exchanges with the highest levels of transaction volume will likely be able to offer energy suppliers lower transaction costs and offer consumers better prices, which we believe will increasingly create competitive barriers for smaller online brokerage exchanges. For us to capitalize on our position as an early entrant into this line of business, we will need to generate widespread support for our auction platform and continue to rapidly expand the scale of our operations. Other online auction or non-auction strategies may prove to be more attractive to the industry than our auction model. If an alternative brokerage exchange model becomes widely accepted in the electricity industry and/or the other energy-related industries we participate in, our business will fail.

We depend on a small number of key energy consumers for a significant portion of our revenue, many of which are government entities that have no obligation to use our auction platform or continue their relationship with us, and the partial or completeloss of business of one or more of these consumers could negatively affect our business.

We have an energy consumer base comprised primarily of large businesses and government organizations. Two of these energy consumers each accounted for over 10% individually and approximately 39% in the aggregate of our revenue for the six months ended June 30, 2007, and four of these energy consumers each accounted for over 10% individually and approximately 63% in the aggregate of our revenue for the year ended December 31, 2006. Our government contracts are typically for multiple years but are subject to government funding contingencies and cancellation for convenience clauses. Although our non-government contracts create a short-term exclusive relationship with the energy consumer, typically this exclusivity relates only to the specific auction event and expires during the term of the energy contract. Accordingly, we do not have ongoing commitments from these energy consumers to purchase any of their incremental energy requirements utilizing our auction platform, and they are not prohibited from using competing brokerage services. The loss of any of these key energy consumers will negatively impact our revenue, particularly in the absence of our ability to attract additional energy consumers to use our service.

We do not have contracts for fixed volumes with the energy suppliers who use our auction platform and we depend on a small number of key energy suppliers, and the partial or complete loss of one or more of these energy suppliers as a participant on our auction platform could undermine our ability to execute effective auctions.

We do not have contracts for fixed volumes with any of the energy suppliers who use our auction platform. Three of these energy suppliers each accounted for over 10% individually and approximately 44% in the aggregate of our revenue for the six months ended June 30, 2007, and four of these energy suppliers each accounted for over 10% individually and approximately 51% in the aggregate of our revenue for the year ended December 31, 2006. The loss of any of these, or other significant, suppliers will negatively impact our operations, particularly in the absence of our ability to locate additional national suppliers. We do not have agreements with any of these suppliers preventing them from directly competing with us or utilizing competing services.

We depend on our channel partners to establish and develop certain of our relationships with energy consumers and the loss of certain channel partners could result in the loss of certain key energy consumers.

We rely on our channel partners to establish certain of our relationships with energy consumers. Our ability to maintain our relationships with our channel partners will impact our operations and revenue. We depend on the financial viability of our channel partners and their success in procuring energy consumers on our behalf. One of our channel partners was involved with identifying and qualifying energy consumers which entered into contracts that accounted for approximately 51% and 63% of our revenue for the six months ended June 30, 2007, and for the year ended December 31, 2006, respectively. Channel partners may be involved in various aspects of a deal including but not limited to lead identification, the selling process, project management, data gathering, contract negotiation, deal closing and post-auction account management. To the extent that a channel partner ceases to do business with us, or goes bankrupt, dissolves, or otherwise ceases to carry on business, we may lose access to that channel partner’s existing client base, in which case the volume of energy traded through the World Energy Exchange will be adversely affected and our revenue will decline.

If we are unable to rapidly implement some or all of our major strategic initiatives, our ability to improve our competitive position may be negatively impacted.

Our strategy is to improve our competitive position by implementing certain key strategic initiatives in advance of competitors, including the following:

•	continue to develop channel partner relationships;

•	strengthen and expand long-term relationships with government agencies;

•	target other energy-related markets;

•	target utilities in order to broker energy-related products for them;

•	develop a green credits auction platform;

•	make strategic acquisitions; and

•	grow our direct sales force.

We cannot assure you that we will be successful in implementing any of these key strategic initiatives, or that our time to market will be sooner than that of competitors. Some of these initiatives relate to new services or products for which there are no established markets, or in which we lack experience and expertise. In addition, the execution of our growth strategies will require significant increases in working capital expenses and increases in capital expenditures and management resources and may subject us to additional regulatory oversight.

If we are unable to rapidly implement some or all of our key strategic initiatives in an effective and timely manner, our ability to improve our competitive position may be negatively impacted, which would have a material and adverse effect on our business and prospects.

We currently derive substantially all of our revenue from the brokerage of electricity, and as a result our business is highly susceptible to factors affecting the electricity market over which we have no control.

We derived approximately 93% of revenue during 2006 and 78% of revenue during the first six months of 2007 from the brokerage of electricity. Although we expect that our reliance on the brokerage of electricity will diminish as we implement our strategy to expand brokerage into other markets, we believe that our revenue will continue to be highly dependent on the level of activity in the electricity market for the near future. Transaction volume in the electricity market is subject to a number of variables, such as consumption levels, pricing trends, availability of supply and other variables. We have no control over these variables, which are affected by geopolitical events such as war, threat of war, terrorism, civil unrest, political instability, environmental or climatic factors and general economic conditions. We are particularly vulnerable during periods when energy consumers perceive that electricity prices are at elevated levels since transaction volume is typically lower when prices are high relative to regulated utility prices. Accordingly, if electricity transaction volume declines sharply, our results will suffer.

Our success depends on the widespread adoption of purchasing electricity from competitive sources.

Our success will depend, in large part, on the willingness of commercial, industrial and governmental, or CIG, energy consumers to embrace competitive sources of supply, and on the ability of our energy suppliers to consistently source electricity at competitive rates. In most regions of North America, energy consumers have either no or relatively little experience purchasing electricity in a competitive environment. Although electricity consumers in deregulated regions have been switching from incumbent utilities to competitive sources, there can be no assurance that the trend will continue. In a majority of states and municipalities, including some areas which are technically “deregulated”, electricity is still provided by the incumbent local utility at subsidized rates or at rates that are too low to stimulate meaningful competition by other providers. In addition, extreme price volatility could delay or impede the widespread adoption of competitive markets. To the extent that competitive markets do not continue to develop rapidly our prospects for growth will be constrained. Also, there can be no assurance that trends in government deregulation of energy will continue or will not be reversed. Increased regulation of energy would significantly damage our business.

Even if our auction brokerage model achieves widespread acceptance as the preferred means to transact electricity and other energy-related products, we may be unsuccessful in competing against current and future competitors.

We expect that competition for online brokerage of electricity and other energy-related products will intensify in the near future in response to expanding restructured energy markets that permit consumer choice of energy sources and as technological advances create incentives to develop more efficient and less costly energy procurement in regional and global markets. The barriers to entry into the online brokerage marketplace are relatively low, and we expect to face increased competition from traditional off-line energy brokers, other established participants in the energy industry, online services companies that can launch online auction services that are similar to ours and demand response providers.

Many of our competitors and potential competitors have longer operating histories, better brand recognition and significantly greater financial resources than we do. The management of some of these competitors may have more experience in implementing their business plan and strategy and they may have pre-existing commercial or other relationships with large energy consumers and or suppliers which would give them a competitive advantage. We expect that as competition in the online marketplace increases, brokerage commissions for the energy industry will decline, which could have a negative impact on the level of brokerage fees we can charge per transaction and may reduce the relative attractiveness of our exchange services. We expect that our costs relating to marketing and human resources may increase as our competitors undertake marketing campaigns to enhance their brand names and to increase the volume of business conducted through their exchanges. We also expect many of our competitors to expend financial and other resources to improve their network and system infrastructure to compete more aggressively. Our inability to adequately address these and other competitive pressures would have a material adverse effect on our business, prospects, financial condition and results of operations.

Our costs will increase significantly as we expand our business and in the event that our revenue does not increase proportionately, we will generate significant operating losses in the future.

We expect to significantly increase our operating expenses as we continue to expand our brokerage capabilities to offer additional energy-related products, increase our sales and marketing efforts, and develop our administrative organization. We also are incurring increased costs as a result of being a publicly held company with shares listed on the Toronto Stock Exchange. As we seek to expand our business rapidly, we may incur significant operating losses. During the six months ended June 30, 2007, we incurred a net loss of approximately $1.6 million, which was a direct result of these increased costs. In addition, our budgeted expense levels are based, in significant part, on our expectations as to future revenue and are largely fixed in the short term. As a result, we may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue which could compound those losses in any given fiscal period.

We depend on the services of our senior executives and other key personnel, the loss of whom could negatively affect our business.

Our future performance will depend substantially on the continued services of our senior management and other key personnel, including our senior vice president of sales, senior vice president of environmental markets, vice president of business development, chief information officer, senior vice presidents of operations, vice president of supply, and our market directors. If any one or more of such persons leave their positions and we are unable to find suitable replacement personnel in a timely and cost efficient manner, our business may be disrupted and we may not be able to achieve our business objectives, including our ability to manage our growth and successfully implement our strategic initiatives. We do not have long-term employment agreements with any of our senior management or other key personnel except our vice president of supply, and we do not have a non-competition agreement with our current chief executive officer.

We must also continue to seek ways to retain and motivate all of our employees through various means, including through enhanced compensation packages. In addition, we will need to hire more employees as we continue to implement our key strategy of building on our market position and expanding our business. Competition for qualified personnel in the areas in which we compete remains intense and the pool of qualified candidates is limited. Our failure to attract, hire and retain qualified staff on a cost efficient basis would have a material adverse effect on our business, prospects, financial condition, results of operations and ability to successfully implement our growth strategies.

We depend on third-party service and technology providers and any loss or break-down in those relationships could damage our operations significantly if we are unable to find alternative providers.

We depend on a number of third party providers for web hosting, elements of our online auction system, data management and other systems, as well as communications and networking equipment, computer hardware and software and related support and maintenance. There can be no assurance that any of these providers will be able to continue to provide these services without interruption and in an efficient, cost-effective manner or that they will be able to adequately meet our needs as our transaction volume increases. An interruption in or the cessation of such third-party services and our inability to make alternative arrangements in a timely manner, or at all, could have a material adverse effect on our business, financial condition and operating results. There is also no assurance that any agreements that we have in place with such third-party providers will be renewed, or if renewed, renewed on favorable terms.

Our business depends heavily on information technology systems the interruption or unavailability of which could materially damage our operations.

The satisfactory performance, reliability and availability of our exchange, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain energy consumers and energy suppliers to the World Energy Exchange. Our efforts to mitigate systems risks may not be adequate and the risk of a system failure or interruption cannot be eliminated. Although we have never experienced an unscheduled interruption of service, any such interruption in our services may result in an immediate, and possibly substantial, loss of revenue and damage to our reputation.

Our business also depends upon the use of the Internet as a transactions medium. Therefore, we must remain current with Internet use and technology developments. Our current technological architecture may not effectively or efficiently support our changing business requirements.

Any substantial increase in service activities or transaction volume on the World Energy Exchange and the World Green Exchange may require us to expand and upgrade our technology, transaction processing systems and network infrastructure. There can be no assurance that we will be able to successfully do so, and any failure could have a material adverse effect on our business, results of operations and financial condition.

Breaches of online security could damage or disrupt our reputation and our ability to do business.

To succeed, online communications must provide a secure transmission of confidential information over public networks. Security measures that are implemented may not always prevent security breaches that could harm our business. Although to our knowledge we have never experienced a breach of online security, compromise of our security could harm our reputation, cause users to lose confidence in our security systems and to not source their electricity using our auction platform and also subject us to lawsuits, sanctions, fines and other penalties. In addition, a party who is able to circumvent our security measures could misappropriate proprietary information, cause interruptions in our operations, damage our computers or those of our users, or otherwise damage our reputation and business. Our insurance policies may not be adequate to reimburse us for losses caused by security breaches.

We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. These issues are likely to become more difficult and costly as our business expands.

To the extent that we expand our operations into foreign markets, additional costs and risks associated with doing business internationally will apply.

It is possible that we will have international operations in the near future. These operations may include the brokering of green credits in countries signatory to the Kyoto Protocol, the outsourcing of data and programming to lower cost locations, and the brokering of energy in other geographic markets where we believe the demand for our services may be strong. To the extent we enter geographic markets outside of the United States, our international operations will be subject to a number of risks and potential costs, including:

•	different regulatory requirements governing the energy marketplace;

•	difficulty in establishing, staffing and managing international operations;

•	regulatory regimes governing the Internet and auctioneering that may limit or prevent our operations in some jurisdictions;

•	different and more stringent data privacy laws;

•	differing intellectual property laws;

•	differing contract laws that prevent the enforceability of agreements between energy suppliers and energy consumers;

•	the imposition of special taxes, including local taxation of our fees or of transactions through our exchange;

•	strong local competitors;

•	currency fluctuations; and

•	political and economic instability.

Our failure to manage the risks associated with international operations could limit the future growth of our business and adversely affect our operating results. We may be required to make a substantial financial investment and expend significant management efforts in connection with any international expansion.

The application of taxes including sales taxes and other taxes could negatively affect our business.

The application of indirect taxes (such as sales and use tax, value added tax, goods and services tax, business tax, and gross receipt tax) to e-commerce businesses and our users is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the growth of the Internet and e-commerce. In many cases, it is not clear how existing statutes apply to the Internet or e-commerce. In addition, some jurisdictions have implemented or may implement laws specifically addressing the Internet or some aspect of e-commerce. The application of existing or future laws could have adverse effects on our business.

Several proposals have been made at the United States state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of e-commerce, and could diminish our opportunity to derive financial benefit from our activities. The United States federal government's moratorium on state and other local authorities imposing access or discriminatory taxes on the Internet, which was scheduled to expire on November 1, 2007, has been extended by seven years.  This moratorium, however, does not prohibit federal, state, or local authorities from collecting taxes on our income or generally from collecting taxes that are due under existing tax rules.

In conjunction with the Streamlined Sales Tax Project — an ongoing, multi-year effort by certain state and local governments to require collection and remittance of distant sales tax by out-of-state sellers — bills have been introduced in the U.S. Congress to overturn the Supreme Court’s Quill decision, which limits the ability of state governments to require sellers outside of their own state to collect and remit sales taxes on goods purchased by in-state residents. An overturning of the Quill decision would harm our users and our business.

The passage of new legislation and the imposition of additional tax requirements could increase the costs to energy suppliers and energy consumers using our auction platform and, accordingly, could harm our business. There have been, and will continue to be, ongoing costs associated with complying with the various indirect tax requirements in the numerous states, localities or countries in which we currently conduct or will conduct business.

U.S. federal or state legislative or regulatory reform of the current systems governing commodities or energy may affect our ability to conduct our business profitably.

We are currently not regulated as an energy provider, broker or commodities dealer. Changes to the laws or regulations governing activities related to commodities trading or energy procurement, supply, distribution or sale, or transacting in energy-related products or securities could adversely affect the profitability of our brokerage operations or even our ability to conduct auctions. In addition, our future lines of business under consideration, including transacting in green credits, could subject us to additional regulation. Changes to the current regulatory framework could result in additional costs and expenses or prohibit certain of our current business activities or future business plans. We cannot predict the form any such legislation or rule making may take, the probability of passage, and the ultimate effect on us.

We may expand our business through acquisition of other businesses and technologies which will present special risks.

We may expand our business in certain areas through the acquisition of businesses, technologies, products and services from other businesses. Acquisitions involve a number of special problems, including:

• the need to incur additional indebtedness, issue stock or use cash in order to complete the acquisition;

• difficulty integrating acquired technologies, operations and personnel with the existing business;

• diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

• strain on managerial and operational resources as management tries to oversee larger operations;

• the funding requirements for acquired companies may be significant;

• exposure to unforeseen liabilities of acquired companies;

• increased risk of costly and time-consuming litigation, including stockholder lawsuits; and

  •   potential issuance of securities in connection with an acquisition with rights that are superior to the rights of our common stockholders, or which may have a dilutive effect on our common stockholders.

We may not be able to successfully address these problems. Our future operating results will depend to a significant degree on our ability to successfully integrate acquisitions and manage operations while also controlling expenses and cash burn.

The shares being offered pursuant to this prospectus were issued by us as partial consideration for our acquisition of the assets of EG Partners, LLC, formerly known as EnergyGateway, LLC, an online broker of natural gas and electricity for commercial and industrial customers.

Risks Relating to Intellectual Property

We may be unable to adequately protect our intellectual property, which could harm us and affect our ability to compete effectively.

We have developed proprietary software, logos, brands, service names and web sites, including our proprietary auction platform. Although we have taken certain limited steps to protect our proprietary intellectual property (including consulting with outside patent and trademark counsel regarding protection of our intellectual property and implementing a program to protect our trade secrets), we have not applied for any patents with respect to our auction platform and we have not registered any trademarks. The steps we have taken to protect our intellectual property may be inadequate to deter misappropriation of our proprietary information or deter independent development of similar technologies by others. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, vendors, former employees and current employees, despite the existence of confidentiality agreements and other contractual restrictions. If our intellectual property rights are not adequately protected, we may not be able to continue to commercialize our services. We may be unable to detect the unauthorized use of, or take adequate steps to enforce, our intellectual property rights. In addition, certain of our trade names may not be eligible for protection if, for example, they are generic or in use by another party. Accordingly, we may be unable to prevent competitors from using trade names that are confusingly similar or identical to ours.

Our auction platform, services, technologies or usage of trade names could infringe the intellectual property rights of others, which may lead to litigation that could itself be costly, could result in the payment of substantial damages or royalties, and/or prevent us from using technology that is essential to our business.

Although no third party has threatened or alleged that our auction platform, services, technologies or usage of trade names infringe their patents or other intellectual property rights, we cannot assure you that we do not infringe the patents or other intellectual property rights of third parties.

Infringement and other intellectual property claims and proceedings brought against us, whether successful or not, could result in substantial costs and harm to our reputation. Defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could adversely affect our business, financial condition, and operating results. If our business is successful, the possibility may increase that others will assert infringement claims against us.

We use intellectual property licensed from third parties in our operations. There is a risk that such licenses may be terminated, which could significantly disrupt our business. In such an event, we may be required to spend significant time and money to develop a non-infringing system or process or license intellectual property that does not infringe upon the rights of that other person or to obtain a license for the intellectual property from the owner. We may not be successful in that development or any such license may not be available on commercially acceptable terms, if at all. In addition, any litigation could be lengthy and costly and could adversely affect us even if we are successful in such litigation.

Our corporate name and certain of our trade names may not be eligible for protection if, for example, they are generic or in use by another party. We may be unable to prevent competitors from using trade names or corporate names that are confusingly similar or identical to ours. A company organized under the laws of the State of Florida and whose shares are publicly traded under the symbol “WEGY” also operates under the name “World Energy Solutions, Inc.” According to its filings with the Securities and Exchange Commission, this other company changed its name to “World Energy Solutions” in November 2005, and is in the business of manufacturing and selling transient voltage surge suppressors and related products and commercial and residential energy-saving equipment and applications to distributors and customers throughout the United States. Such filings indicate that this other company plans to implement a new business model to market a multi-product package to commercial, industrial and residential facilities in order to lower their overall cost of electricity, gas and water. This appears to be a different business than ours. We cannot assure you that this other company will not seek to challenge our right to the use of our name, in which case we could be drawn into litigation and, if unsuccessful could be required, or could decide, to cease using the name World Energy Solutions, Inc., in which case we would not realize any value we had built in our name. Additionally, our reputation could be damaged if the other company continues its use of the name World Energy Solutions, Inc. and such other company develops a negative reputation.

  Risks Relating to Ownership of Our Common Stock

Because there is a limited trading history for our common stock and our stock pricemay be volatile, you may not be able to resell your shares at or above your purchase price.

 We cannot predict the extent to which investors’ interests will provide an active trading market for our common stock or whether the market price of our common stock will be volatile. The market for early stage Internet and technology stocks has been extremely volatile. The following factors, many of which are outside of our control, could cause the market price of our common stock to decrease significantly from recent prices:

•	loss of any of the major energy consumers or suppliers using our auction platform;

•	departure of key personnel;

•	variations in our quarterly operating results;

•	announcements by our competitors of significant contracts, new transaction capabilities, enhancements, lower fees, acquisitions, distribution partnerships, joint ventures or capital commitments;

•	changes in governmental regulations and standards affecting the energy industry and our products, including implementation of additional regulations relating to consumer data privacy;

•	decreases in financial estimates by equity research analysts;

•	sales of common stock or other securities by us in the future;

•	decreases in market valuations of Internet or technology companies; and

•	fluctuations in stock market prices and volumes.

In the past, securities class action litigation often has been initiated against a company following a period of volatility in the market price of the company’s securities. If class action litigation is initiated against us, we will incur substantial costs and our management’s attention will be diverted from our operations. All of these factors could cause the market price of our stock to decline, and you may lose some or all of your investment. Also due to the size of the market capitalization of our shares, and the fact that we are only publicly listed on the Toronto Stock Exchange, the market for our common stock may be volatile and may not afford a high level of liquidity.

Future sales of our common stock by persons who were stockholders prior to our initial public offering or who acquired restricted securities that become available for public resale could cause our stock price to decline.

If persons who were stockholders prior to our initial public offering sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of common stock could also depress the market price of our common stock. A substantial portion of our  stockholders prior to our initial public offering are subject to lock-up agreements with the underwriters that restrict their ability to transfer their stock through November 30, 2007. Upon expiration of these lock-up agreements, an additional 43,368,733 shares of our common stock are eligible for sale in the public market. In addition, we filed a registration statement with the SEC covering (a) substantially all of the shares of our common stock acquired upon option exercises prior to the closing of our initial public offering, other than shares we believe are eligible for sale pursuant to Rule 144(k) under the U.S. Securities Act of 1933, as amended, as of the time of filing, (b) all of the shares subject to options outstanding, but not exercised, as of the closing of our initial public offering, and (c) all of the shares available for future issuance under our stock incentive plans upon the closing of our initial public offering. The market price of shares of our common stock may drop significantly because the restrictions on resale by our existing stockholders have lapsed and our stockholders are able to sell shares of our common stock into the market. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and may cause you to lose part or all of your investment in our shares of common stock.

EG Partners, LLC holds 5,375,000 shares of our common stock being registered hereby.  Massachusetts Capital Resource Company holds certain piggy-back and demand registration rights with respect to 600,000 shares. Certain underwriters for our initial public offering have piggy-back registration rights with respect to shares issuable upon exercise of the warrants issued in connection with our initial public offering.  Following this registration, or in the event that the holders of registration rights were to exercise such rights and such shares were registered, sales of a substantial number of shares of our common stock in the applicable public market could occur. Such sales, or the perception in such market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

Our auditors identified a material weakness in our internal control over financial reporting as of December 31, 2005

In a letter dated August 2, 2006, our external auditors, UHY LLP, advised us that they were concerned that as of and for the year ended December 31, 2005, we were operating without an experienced principal accounting/financial officer with sufficient knowledge of accounting principles generally accepted in the United States, SEC financial reporting issues, internal controls, and other complex accounting and reporting issues, and that the lack of such an officer constituted a “material weakness” in our internal control over financial reporting as of December 31, 2005. A “material weakness” is a control deficiency or a combination of control deficiencies that results in more than a remote likelihood that a material misstatement in the financial statements or related disclosures will not be prevented or detected. In May 2006, we hired a full-time chief financial officer with the appropriate experience and background to manage the diverse and complex financial issues that may arise in our business. In addition, we have recently reorganized our accounting staff and have hired an additional professional to augment our staff. We believe that these staffing additions have mitigated these risks and that the material weakness identified as of December 31, 2005 no longer exists. As a public company we are subject to Section 404 of the Sarbanes-Oxley Act. Compliance with Section 404 results in the incurrence of significant costs, the commitment of time and operational resources and the diversion of management’s attention. If our management identifies material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our independent auditors express a negative opinion, or are unable to express an opinion, on the effectiveness of our internal controls, our business may be harmed. Market perception of our financial condition and the trading price of our stock may also be adversely affected and customer perception of our business may suffer.

Our directors and executive officers  have substantial control over us  and could limit your ability to influence the outcome of key transactions, including changes of control.

As of November 1, 2007, our executive officers and directors and entities affiliated with them beneficially owned, in the aggregate, approximately 30% of our outstanding common stock. In particular, Richard Domaleski, our chief executive officer, beneficially owns approximately 23% of our outstanding common stock.  Our executive officers, directors and affiliated entities, if acting together, would be able to control or influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other significant corporate transactions. These stockholders may have interests that differ from yours, and they may vote in a way with which you disagree and that may be adverse to your interests. The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and may affect the market price of our common stock.

Our corporate documents and Delaware law make a takeover of our company more difficult, we have a classified board of directors and certain provisions of our certificate of incorporation and by-laws require a super-majority vote to amend, all of which may prevent certain changes in control and limit the market price of our common stock.

Our charter and by-laws contain provisions that might enable our management to resist a takeover of our company. Our certificate of incorporation and by-laws establish a classified board of directors such that our directors serve staggered three-year terms and do not all stand for re-election every year. In addition, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting, and special meetings of the stockholders may only be called by the chairman of the Board, the Chief Executive Officer or our Board. Further, our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of 75% of our shares of capital stock entitled to vote, and any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may only be filled by vote of a majority of our directors then in office. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. These provisions of our certificate of incorporation and by-laws, including those setting forth the classified board, require a super-majority vote of stockholders to amend. These provisions might discourage, delay or prevent a change in the control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

We may choose not to continue to file periodic reports with the SEC if we are not required to do so, which would limit the information available about us in the United States, and because we are not listing on a United States exchange, we do not have the same disclosure and corporate governance obligations as a company that is so listed.

Under United States securities laws, we are required to file informational reports about us with the SEC, including periodic reports on Forms 10-K and 10-Q and current reports on Form 8-K. However, unless we list our shares on a market located in the United States, our obligation to file those reports will be suspended as to any year in the event that our shares are held by fewer than 300 stockholders of record as of the beginning of that year. In such an event, we may choose not to file those reports and the information you would thereafter receive about us would be limited. We may choose not to file those reports for cost or other reasons. In addition, in the event we are not required to be a reporting issuer under the Exchange Act we will no longer be subject to certain rules intended to protect U.S. investors, such as the Sarbanes-Oxley Act. Our determination not to file those reports could have the result of limiting the market for our shares, and thereby have a negative effect on our stock price. Should we not have an obligation to file periodic reports in accordance with United States securities laws, we expect to file periodic reports in compliance with National Instrument 51-102 of the Canadian securities regulators so long as shares of our common stock is listed on the Toronto Stock Exchange.

Our shares are registered on the Toronto Stock Exchange and not on any U.S. exchange. Because we are not currently listed on any U.S. exchange, we do not have the same disclosure and corporate governance obligations as companies that are listed on a U.S. exchange. However, we are subject to corporate governance and disclosure requirements of companies listed on the Toronto Stock Exchange and as a result of being a reporting issuer in each of the provinces of Canada.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying any of our forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. The sections of this prospectus entitled “Risk Factors” as well as other sections of this prospectus, discuss some of the factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders.

Certain of the shares being registered pursuant to the Registration Statement of which this prospectus is a part are held in escrow subject to the right of EG Partners, LLC, to sell such shares and to put the proceeds of such sale into escrow.  In such an event, we could receive some of the proceeds of such sale if we were to have an indemnifiable claim under our asset purchase agreement with EG Partners, LLC and such escrowed proceeds are used to satisfy our claim.  We expect to use any proceeds we receive from any dispute described in the foregoing sentences for general working capital purposes.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Toronto Stock Exchange listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

 We issued the shares of common stock covered by this prospectus in a private placement to EG Partners, LLC, formerly known as EnergyGateway, LLC.  The shares are all currently held by EG Partners, LLC.  We have been informed however that, upon effectiveness of the Registration Statement of which this prospectus is a part, EG Partners intends to distribute up to 3,200,000 of the shares to its members.  Because of this potential distribution, we have included as selling stockholders each of the members of EG Partners with respect to the maximum number of shares such member would receive in any such distribution.  The aggregate number of shares of common stock that may be sold by the selling stockholders is 5,375,000.  The following table sets forth, to our knowledge, certain information about the selling stockholders as of November 1, 2007.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares.  Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock.  The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.  As of November 1, 2007, there were  83,378,241 shares of common stock outstanding.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (1)
	Number	Percentage		Number	Percentage
EG Partners, LLC (2)	5,375,000 (2)	6.4%	5,375,000 (3)	0	0%
NCT Ventures, LLC	1,646,352 (4)	2.0%	1,646,352 (3)	0	0%
J.T. Kreager	694,147 (5)	*	694,147 (3)	0	0%
Tyler Wooddell	489,575 (6)	*	369,575 (3)	120,000	*
Dan Pugh	321,640 (7)	*	276,640 (3)	45,000	*
Eric Niemeyer	182,286 (8)	*	149,286 (3)	33,000	*
Sean Zurbrick	100,000 (9)	*	64,000 (3)	36,000	*
__________________________
* less than 1%

(1)
We do not know when or in what amounts the selling stockholders may offer shares for sale.  The selling stockholders might not sell any or all of the shares offered by this prospectus.  Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)
The shares are held of record by EG Partners, LLC.  The members of EG Partners, LLC include NCT Ventures, LLC, J.T. Kreager, Tyler Wooddell, Dan Pugh, Eric Niemeyer and Sean Zurbrick, and such members share voting and investment power over the shares being offered under this prospectus.  As such, they may be deemed to beneficially own shares held by EG Partners, LLC.  Under the terms of EG Partners, LLC’s operating agreement, each member has the right to direct EG Partners to sell or distribute such member’s pro rata portion of 3,200,000 of the shares held by EG Partners.  If the shares are sold by EG Partners, LLC, pursuant to the Registration Statement of which this prospectus is part, such members will receive a distribution from the net proceeds received by EG Partners, LLC from any such sale in accordance with EG Partners’ operating agreement.

(3)
We have been informed by EG Partners, LLC, that it expects to distribute to its members up to 3,200,000 of the shares being offered by EG Partners, LLC under the Registration Statement of which this prospectus is a part.  Any such distribution would be made pro rata on the basis of such member’s ownership interest in EG Partners, LLC.  Accordingly, each of the members of EG Partners, LLC has been included as a selling stockholder in this prospectus in light of this potential distribution.  The number of shares listed reflects the maximum number of shares that may be distributed by EG Partners to, and subsequently offered for sale by, each such selling stockholder.  Notwithstanding any distribution, in no event will the aggregate amount of shares offered by all selling stockholders exceed 5,375,000.

(4)
Represents 1,646,352 of the shares owned of record by EG Partners, LLC being registered hereby, that it has informed us it intends to distribute to NCT Ventures, LLC upon the effectiveness of the Registration Statement of which this prospectus is part.

(5)
Represents 694,147 of the shares owned of record by EG Partners, LLC being registered hereby, that it has informed us it intends to distribute to Mr. Kreager upon the effectiveness of the Registration Statement of which this prospectus is part.

(6)
Includes 369,575 of the shares owned of record by EG Partners, LLC being registered hereby, that it has informed us it intends to distribute to Mr. Wooddell upon the effectiveness of the Registration Statement of which this prospectus is part.  Also includes 120,000 shares of restricted common stock issued under the Company’s 2006 Stock Incentive Plan to Mr. Wooddell which are subject to vesting over a four year period.

(7)
Includes 276,640 of the shares owned of record by EG Partners, LLC being registered hereby, that it has informed us it intends to distribute to Mr. Pugh upon the effectiveness of the Registration Statement of which this prospectus is part.  Also includes 45,000 shares of restricted common stock issued under the Company’s 2006 Stock Incentive Plan to Mr. Pugh which are subject to vesting over a four year period.

(8)
Includes 149,286 of the shares owned of record by EG Partners, LLC being registered hereby, that it has informed us it intends to distribute to Mr. Niemeyer upon the effectiveness of the Registration Statement of which this prospectus is part.  Also includes 33,000 shares of restricted common stock issued under the Company’s 2006 Stock Incentive Plan to Mr. Niemeyer which are subject to vesting over a four year period.

(9)
Includes 64,000 of the shares owned of record by EG Partners, LLC being registered hereby, that it has informed us it intends to distribute to Mr. Zurbrick upon the effectiveness of the Registration Statement of which this prospectus is part.  Also includes 36,000 shares of restricted common stock issued under the Company’s 2006 Stock Incentive Plan to Mr. Zurbrick which are subject to vesting over a four year period.

None of EG Partners, LLC, NCT Ventures, LLC or J.T. Kreager has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.  The following selling stockholders are former employees of EG Partners, LLC and are now current employees of the Company: Tyler Wooddell, Dan Pugh, Eric Niemeyer and Sean Zurbrick.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders.  The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, distribution or other non-sale related transfer.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.  The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Toronto Stock Exchange;

•	in privately negotiated transactions;

•	short sales;

•	distribution of the shares by any selling stockholder to its members, partners or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	in options transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

We have been informed by EG Partners, LLC, that it intends to distribute shares to its members following the effective time of the registration statement of which this prospectus is part.  We cannot assure you that such distribution will take place in whole or in part or that the shares offered hereby will be offered for sale or sold.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.  In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions.  In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders.  The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).  The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) one year from the effective date of the Registration Statement of which this prospectus is part.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our certificate of incorporation and by-laws are summaries and are qualified by reference to our certificate of incorporation and by-laws. Copies of these documents have been filed with the SEC as exhibits to our Registration Statement, of which this prospectus forms a part.

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock are undesignated. Our Board may establish the rights and preferences of the preferred stock from time to time. As of November 1, 2007, there are 83,378,241 shares of common stock issued and outstanding (inclusive of 1,091,500 shares of unvested restricted stock).  As of November 1, 2007, there were 154 stockholders of record of our capital stock. Generally, the presence of holders of one-third in voting power of the shares of the capital stock issued and outstanding and entitled to vote at a given meeting, all as determined in accordance with our by-laws, constitutes a quorum.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our Board is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of any common stock or preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the Board determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing changes in control or management of us.

We have no present plans to issue any shares of preferred stock.

Warrants

As of November 1, 2007:

•
Various investors who purchased our convertible promissory notes during 2001 and 2002, or our preferred stock during 2003, hold outstanding warrants to purchase up to 850,814 shares of our common stock at a weighted average exercise price of $0.03 per share.

•	The underwriters of our initial public offering hold outstanding warrants to purchase 1,150,000 shares of our common stock at an exercise price of CDN$1.05.

These warrants provide for adjustments in the event of stock dividends, stock splits, reclassifications or other changes in our corporate structure. Certain of the holders of these warrants have registration rights that are outlined below under the heading “Registration Rights.”

Options

As of November 1, 2007, options to purchase an aggregate of 6,815,529 shares of common stock at a weighted average exercise price of $0.64 per share were outstanding.

Registration Rights

Massachusetts Capital Resource Company

If we register any of our shares of common stock under the Securities Act of 1933, we must use our best efforts to include in such registration statement all or any part of the shares of common stock Massachusetts Capital Resource Company requests to be registered, unless the underwriters impose a limitation on the number of shares of common stock that may be included in any such registration statement, in which case we shall limit the number of shares of common stock registered under the registration statement on a pro rata basis among all holders that have been granted registration rights. We have agreed to indemnify Massachusetts Capital Resource Company against certain losses in connection with the registration of its shares as described above.  Massachusetts Capital Resource Company declined to register its shares pursuant to the Registration Statement of which this prospectus is a part.

Underwriters

If we register any of our shares of common stock under the Securities Act of 1933, we must use our best efforts to include in such registration statement all or any part of the shares of common stock issued pursuant to the warrants issued to the underwriters in connection with our initial public offering that such party requests to be registered. These registration rights are substantially the same as those described in the foregoing paragraph.  The underwriters holding such registration rights declined to register their shares pursuant to the Registration Statement of which this prospectus is a part.

EG Partners, LLC, formerly known as EnergyGateway, LLC

We agreed to use our reasonable best efforts to file a registration statement to register all of the shares of common stock issued to EG Partners, LLC, formerly known as EnergyGateway, LLC in connection with our acquisition of substantially all the assets of EnergyGateway, LLC on June 1, 2007, promptly following the date on which we meet the requirements to use Form S-3.  The Registration Statement of which this prospectus is a part is intended to satisfy this obligation.

Anti-Takeover Provisions of our Certificate of Incorporation and ourBylaws

Our certificate of incorporation and our by-laws divide our Board into three classes with staggered three-year terms. In addition, our certificate of incorporation provides that subject to the rights of holders of preferred stock issued after the date hereof, directors may be removed only for cause by the affirmative vote of the holders of 75% of our shares of capital stock entitled to vote. Under our certificate of incorporation, any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may only be filled by vote of a majority of our directors then in office. The classification of our Board and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of us.

Our certificate of incorporation and our by-laws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our by-laws further provide that, except as otherwise required by law, special meetings of the stockholders may only be called by the chairman of the Board, the Chief Executive Officer or our Board. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders’ meeting, and not by written consent.

The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

Limitation of Liability and Indemnification

Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

Toronto Stock Exchange

Our common stock is listed on the Toronto Stock Exchange under the symbol “XWE.”

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been incorporated in reliance on the report of UHY LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.  Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a Registration Statement that we filed with the SEC.  The Registration Statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules.  You can obtain a copy of the Registration Statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents.  This means that we can disclose important information to you by referring to other documents that contain that information.  The information incorporated by reference is considered to be part of this prospectus.  Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2006;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

(3)	Our Current Reports on Form 8-K filed since December 31, 2006, including those dated January 11, March 6, April 9, May 24, June 5, July 5, August 13, and October 11 and 12; and

(4)	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

You may request a copy of these documents, which will be provided to you at no cost, by writing us or calling us using the following contact information:

World Energy Solutions, Inc.
446 Main Street
Worcester, Massachusetts 01608
Attention:  Investor Relations
508-459-8100

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by World Energy (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares).  All amounts shown are estimates except the rounded Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$212

Legal fees and expenses	$20,000

Accounting fees and expenses	$5,000

Miscellaneous expenses	$3,000

Total Expenses	$28,212

Item 15.  Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our Restated Certificate of Incorporation.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent not permitted under the General Corporation Law of Delaware.

Our Restated Certificate of Incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of us, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director, officer, partner, employee or trustee, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our Restated Certificate of Incorporation provides that we will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of us, or is or was serving, or has agreed to serve, at our request, as a director, officer, partner, employee or trustee of or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, or in any other capacity while serving as a director, officer, partner, employee or trustee, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of us, except that no indemnification shall be made with respect to any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to us, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expense (including attorney’s fees) which the Court of Chancery of Delaware shall deem proper. Notwithstanding the foregoing, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding, Indemnitee shall be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

Expenses must be advanced to an Indemnitee under certain circumstances.

The indemnification provisions contained in our Restated Certificate of Incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status..

Item 16.  Exhibits

EXHIBIT NUMBER	DESCRIPTION

4.1	Form of Amended and Restated Certificate of Incorporation of World Energy (incorporated by reference to Exhibit 3.4 to our Registration Statement of Form S-1(File No. 333-136528)).

4.2	Form of Amended and Restated By-laws of World Energy (incorporated by reference to Exhibit 3.5 to our Registration Statement of Form S-1(File No. 333-136528)).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of UHY LLP.

23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

24.1	Power of Attorney (See page II-4 of this Registration Statement).

Item 17.  Undertakings.

Item 512(a) of Regulation S-K.  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)  That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Item 512(b) of Regulation S-K.  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Worcester, Commonwealth of Massachusetts, on November 9, 2007.

WORLD ENERGY SOLUTIONS, INC.

By:	/s/ Richard Domaleski
Richard Domaleski
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard Domaleski, Philip Adams and James Parslow, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Richard Domaleski Richard Domaleski	Chief Executive Officer and Director (Principal Executive Officer)	November 9, 2007

/s/ James Parslow James Parslow	Chief Financial Officer (Principal Financial and Accounting Officer)	November 9, 2007

/s/ Edward Libbey Edward Libbey	Director	November 9, 2007

/s/ Patrick Bischoff Patrick Bischoff	Director	November 9, 2007

/s/ John Wellard John Wellard	Director	November 9, 2007

/s/ Thad Wolfe Thad Wolfe	Director	November 9, 2007

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Form of Amended and Restated Certificate of Incorporation of World Energy (incorporated by reference to Exhibit 3.4 to our Registration Statement of Form S-1(File No. 333-136528)).

4.2	Form of Amended and Restated By-laws of World Energy (incorporated by reference to Exhibit 3.5 to our Registration Statement of Form S-1(File No. 333-136528)).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of UHY LLP.

23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

24.1	Power of Attorney (See page II-4 of this Registration Statement).